Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-16837, Form S-8 No. 333-56089, Form S-3 No. 333-87063, Form S-3 No. 333-15407, Form S-3 No. 333-62855, Form S-3 No. 333-87219, Form S-3 No. 333-103755 and Form S-3 No. 333-107413 of AvalonBay Communities, Inc. and in the related Prospectuses of our report dated January 23, 2004, (except for Note 14, as to which the date is February 27, 2004) with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

McLean, Virginia
March 4, 2004